 EX-FILING FEES

Calculation of Filing Fee Tables

FORM SC TO-I/A
(Form Type)

Aspiriant Risk-Managed Capital Appreciation Fund
(Exact Name of Registrant as Specified in its Charter)

Table 1 - Transaction Value

	Transaction Valuation		Fee rate	Amount of Filing Fee
Fees to Be Paid	$570,254		$0.0001102	$62.85
Fees Previously Paid	$6,800,000	(1)	$0.0000927	$630.36
Total Transaction Valuation	$7,370,254	(2)		$693.21
Total Fees Due for Filing				$693.21
Total Fees Previously Paid				$630.36
Total Fee Offsets				-
Net Fee Due				$62.85

(1)	Calculated as the aggregate maximum value of Shares being purchased. The fee of $630.36 was paid in connection with the filing of the Schedule TO-I by Aspiriant Risk-Managed Capital Appreciation Fund (File No. 005-92445) on September 29, 2022 (the "Schedule TO"). This is the final amendment to the Schedule TO and is being filed to report the results of the offer.

(2)	This is the final amendment to the Schedule TO and is being filed to report the results of the offer.

Table 2 - Fee Offset Claims and Sources (3)

	Registrant or Filer Name	Form or Filing Type	File Number	Initial Filing Date	Filing Date	Fee Offset Claimed	Fee Paid with Fee Offset Source
Fee Offset Claims
Fee Offset Sources

(3)	Not applicable.